As filed with the Securities and Exchange Commission on April 9, 2008.	Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

100 CenturyTel Drive
Monroe, Louisiana 71203
(Address, including zip code, of
Principal Executive Offices)

CenturyTel, Inc. Supplemental Dollars & Sense Plan
(Full title of the plan)
__________

Stacey W. Goff
Senior Vice President, General Counsel and Secretary
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)(2)	$6,000,000	100%	$6,000,000	$235.80
(1)
The Deferred Compensation Obligations are unsecured obligations of CenturyTel, Inc. to pay deferred compensation in the future in accordance with the terms of the CenturyTel, Inc. Supplemental Dollars & Sense Plan.

(2)
CenturyTel, Inc. previously registered $2,500,000 and $6,000,000 of Deferred Compensation Obligations on Form S-8 (Registration Nos. 333-91351 and 333-105090, respectively) with the Securities and Exchange Commission.  The form of prospectus most currently distributed to participants under such prior registration statements shall also constitute the prospectus for this registration statement.

PART I

Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, which have been filed by CenturyTel, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)  The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)  All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

The following description of the securities offered hereby is qualified by reference to the Registrant’s Supplemental Dollars & Sense Plan (the “Plan”), filed as an exhibit to this Registration Statement.

Under the Plan, the Registrant will provide eligible employees with the opportunity to defer a specified percentage of their future cash compensation.  The obligations of the Registrant under the Plan, as described below (collectively, the “Obligations”), will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and payable from the general assets of the Registrant.

The amount of salary and bonus to be deferred by each participating employee (a “Participant”) and the related matching contribution of the Participant’s employer will be determined in accordance with the Plan based on elections by each Participant.  This Registration Statement relates to $6,000,000 in deferred compensation.  Each Obligation will be treated as invested in one or more investment funds chosen by each Participant from a list of investment funds designated by the Company.  The Obligations will be adjusted to reflect the investment experience, whether positive or negative, of the selected investment fund(s), including any appreciation or depreciation.  The Obligations will be payable to participants upon termination of employment.

The Plan is not required to be funded and the amount of compensation deferred by each Participant is subject to all the risks of the Registrant’s business and may be deposited, invested or expended in any manner whatsoever by the Registrant.  The Registrant has chosen to establish a "rabbi trust" (the "Trust") for the purpose of funding the Obligations and T. Rowe Price Trust Company currently serves as trustee.  Participants and their beneficiaries, however, have no secured interest or special claim to the assets of the trust, which are subject to the payment of claims of creditors of the Company upon the insolvency or bankruptcy of the Company.

The Obligations are not subject to redemption, in whole or in part, prior to payment following termination of employment of Participants, although the Obligations could be redeemed in case of termination of the Plan.  The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall impair the rights of a Participant previously accrued.

The Obligations are not convertible into another security of the Registrant.  The Obligations will not have the benefit of any affirmative or negative covenant on the part of the Registrant.  The trustee of the Trust does not have the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the making of elections and the giving of notices.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law provides, in part, that the Company may indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the Company) if such action arises out of his acts on the Company’s behalf, and he acted in good faith not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify the insured person against such liability.

Article II, Section 10 of the Company’s by-laws (the “indemnification by-law”) provides for mandatory indemnification for its current or former directors and officers to the fullest extent permitted by Louisiana law.

The Company’s Articles of Incorporation authorize the Company to enter into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law.  The Company has entered into indemnification contracts providing its directors and officers the procedural and substantive rights to indemnification currently set forth in the indemnification by-law (“indemnification contracts”). The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacities.  The indemnification contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacity.  The indemnification contracts also provide that if the Company does not maintain comparable insurance, the Company will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

Item 7.                      Exemption From Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

4.             Supplemental Dollars & Sense Plan (incorporated by reference to Exhibit 10.3(c) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

5.1           Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1         Consent of KPMG LLP.

23.2         Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24            Power of Attorney (included in the signature pages of this Registration Statement).

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment filed for such purposes shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*      *      *      *      *      *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on April 9, 2008.

CENTURYTEL, INC.

By: /s/ Glen F. Post, III
Glen F. Post, III
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Glen F. Post, III, R. Stewart Ewing, Jr. and Stacey W. Goff, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Glen F. Post, III Glen F. Post, III	Chairman of the Board and Chief Executive Officer	April 9, 2008
/s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 9, 2008
/s/ Neil A. Sweasy Neil A. Sweasy	Vice President and Controller (Principal Accounting Officer)	April 9, 2008
/s/ William R. Boles, Jr. William R. Boles, Jr.	Director	April 9, 2008
/s/ Virginia Boulet Virginia Boulet	Director	April 9, 2008
/s/ Calvin Czeschin Calvin Czeschin	Director	April 9, 2008
/s/ James B. Gardner James B. Gardner	Director	April 9, 2008
/s/ W. Bruce Hanks W. Bruce Hanks	Director	April 9, 2008
/s/ C. G. Melville, Jr. C. G. Melville, Jr.	Director	April 9, 2008
/s/ Gregory J. McCray Gregory J. McCray	Director	April 2, 2008
/s/ Fred R. Nichols Fred R. Nichols	Director	April 9, 2008
/s/ Harvey P. Perry Harvey P. Perry	Director	April 9, 2008
/s/ Jim D. Reppond Jim D. Reppond	Director	April 9, 2008
/s/ Joseph R. Zimmel Joseph R. Zimmel	Director	April 9, 2008

Exhibit 5.1

April 9, 2008

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203

Gentlemen:

We have acted as counsel for CenturyTel, Inc., a Louisiana corporation (the “Company”), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the proposed filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering $6,000,000 of deferred compensation obligations, which represent unsecured obligations of the Company to pay deferred compensation to employees in the future in accordance with the terms of the CenturyTel, Inc. Supplemental Dollars & Sense Plan (the “Plan”).

Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that, in accordance with the Plan, the deferred compensation obligations will be legally valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,

Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.

By: /s/ Margaret F. Murphy
Margaret F. Murphy, Partner

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.:

We consent to the incorporation by reference into the Registration Statement on Form S-8 of CenturyTel, Inc. relating to $6,000,000 of deferred compensation obligations pursuant to the CenturyTel, Inc. Supplemental Dollars & Sense Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements of CenturyTel, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity, for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 Annual Report on Form 10-K of CenturyTel, Inc.  Our report on the consolidated financial statements refers to a change in method of accounting for uncertain tax positions in 2007 and share-based payments and pension and post-retirement benefits in 2006.

KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
April 9, 2008